Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX CORPORATION REPORTS 2005 FIRST QUARTER RESULTS

     CHICAGO, April 21 - GATX Corporation (NYSE:GMT) today announced 2005 first quarter net income from continuing operations of $28.4 million or $.52 per diluted share, compared to $19.7 million or $.38 per diluted share in the first quarter of 2004. First quarter 2004 net income including $3.2 million from discontinued operations was $22.9 million or $.44 per diluted share.

     Brian A. Kenney, president of GATX, stated, “The solid first quarter results reflect the continued improvement in our rail, air and marine markets.”

     Highlights for the quarter included:

•	North American railcar fleet utilization remained at 98% and lease renewal rates in rail continued to increase

•	Utilization of GATX’s air portfolio remained at 98% and aircraft lease rates continued to strengthen

•	Specialty’s marine joint ventures experienced strong demand and higher charter rates

•	Specialty also generated significant income from a warrant-related position in the liquidating venture portfolio

     Mr. Kenney added, “While our markets continue to improve, high steel prices and intense competition make it more challenging to identify attractive new investment opportunities. During the quarter we invested $94 million, compared to $105 million in the 2004 first quarter.

     “Our balance sheet remains strong, and subsequent to the close of the first quarter, we took a positive step regarding liability management. We reduced our 2006 debt maturities by approximately $190 million through a successful debt tender offer, resulting in a more normalized maturity schedule in 2006. While this will result in a one-time expense of approximately $.15 per diluted share in the second quarter, this liability management is a very positive long-term step for GATX. Attractive new debt issuance spreads, which are the lowest we have experienced in over six years, reflect recognition of an on-going improvement in our overall credit profile.

     In summary, Mr. Kenney added, “While the first quarter results may be difficult to duplicate due to the timing of certain income and expense items, the strong start to the year and the improving operating trends give us a high level of confidence in our previous core earnings guidance for 2005.

     “At the beginning of the year, we expected 2005 GAAP earnings to be in the range of $1.60-$1.70 per diluted share, which included an anticipated tax benefit of approximately $.10 per diluted share. As we noted at that time, this outlook did not include any costs associated with liability management. We now expect GAAP earnings to be in the range of $1.45-$1.55, which includes a net negative impact of $.05 per diluted share related to the aforementioned items; liability management costs (approximately $.15 per diluted share), partially offset by the tax benefits (approximately $.10 per diluted share). We will continue to monitor the impact of market improvements and reassess this guidance as appropriate.”

GATX RAIL

     GATX Rail reported net income of $20.0 million in the 2005 first quarter, compared to $12.7 million in the prior year period. In addition to improving lease rates and 5,400 more cars in service versus the prior year period, Rail’s net income benefited from higher remarketing gains on rail equipment.

     Rail’s North American fleet totaled approximately 107,000 cars and utilization was 98% on March 31, 2005, both flat with year end 2004. Rail acquired 914 cars for its fleet during the first quarter of 2005, including new cars associated with specific customer lease transactions, new cars delivered under the 2002 Committed Purchase Program, and used cars purchased in the secondary market. Rail also sold or scrapped 1,027 cars during the quarter. In the first quarter, lease renewal pricing on a basket of Rail’s most common car types was up approximately 9% over expiring lease rates. This compares to an increase of 8% in the fourth quarter of 2004 and 3% for the 2004 full year.

     Maintenance expenses for the first quarter of 2005 were higher than 2004 levels primarily due to railroad enforcement of industry rules for wheel replacement. In the coming quarters, Rail expects to undertake a number of railcar conversions, a process of retrofitting or overhauling idle cars that enables these assets to be used in different service. This has a positive long-term financial impact, but will raise maintenance expenses in the near term.

     North American manufacturing capacity utilization, as reported by the Federal Reserve, was 79%, flat with the prior quarter and up from 77% in the first quarter 2004. Backlogs at the railcar manufacturers remained high at more than 59,000 cars at the end of the quarter. Rail industry carloadings, excluding intermodal, were up nearly 2.6% year over year and industry-wide chemical shipments increased slightly (0.6%) in the first quarter of 2005 versus the prior year.

GATX AIR

     GATX Air reported first quarter net income of $4.8 million compared to net income of $2.0 million in the prior year period. Air’s net income in the first quarter benefited from increased lease income and higher contributions from Air’s joint ventures.

     There are no new aircraft deliveries scheduled for 2005 and Air continues to make progress on its originally scheduled aircraft renewals. Utilization of the owned fleet was 98% at March 31, 2005 and lease rates on certain aircraft types continued to show signs of a recovery. Subsequent to the end of the quarter, Air concluded a new aircraft leasing joint venture, indicative of Air’s focus on expanding its managed asset base.

     Regarding the air sector, an updated slide presentation outlining portfolio data is available at www.gatx.com.

GATX SPECIALTY FINANCE

     GATX Specialty Finance reported net income of $10.0 million in the 2005 first quarter compared to $15.9 million in the prior year period. Prior year results included significant remarketing income versus the current period.

     Specialty continues to experience ongoing improvement in the marine sector, as its three ocean-going vessel joint ventures continued to perform well as a result of higher demand and charter rates. In addition, in the quarter Specialty benefited from pre-tax warrant gains of $4.9 million, primarily from the sale of its entire warrant-related position in Google, which was part of the liquidating venture portfolio.

     The Specialty portfolio currently consists of $480 million of owned assets and third-party managed portfolios totaling approximately $700 million. GATX is selectively pursuing new investments in Specialty, particularly in shipping/marine and other targeted assets.

CREDIT STATISTICS

     Net charge-offs and impairments totaled $1.8 million in the first quarter 2005 or an annualized .1% of average total assets, compared to $.1 million in the same period for 2004. Non-performing leases and loans at the end of the 2005 first quarter totaled $49.4 million, compared to $74.0 million at the end of the first quarter 2004, a reflection of the overall improvement in credit quality in the portfolio.

DISCONTINUED OPERATIONS

     In the second quarter of 2004, GATX completed the sale of substantially all its technology leasing assets. The technology leasing segment is accounted for as a discontinued operation in all periods presented. The technology leasing segment reported net income of $3.2 million in the first quarter of 2004.

COMPANY DESCRIPTION

     GATX Corporation (NYSE:GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, aircraft, marine vessel and other targeted asset operating leasing.

TELECONFERENCE INFORMATION

     GATX Corporation will host a teleconference to discuss 2005 first quarter results. Teleconference details are as follows:

Thursday, April 21st
11:00 AM Eastern Time
Domestic Dial-In: 1-800-706-6082
International Dial-In: 1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 5538075

Call in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

UPDATE ON AIR PORTFOLIO

GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, and other large-ticket industries.

NON-GAAP FINANCIAL MEASURES

This release includes certain financial performance measures computed using non-GAAP (Generally Accepted Accounting Principles) components as defined by the Securities and Exchange Commission (SEC). These measures are return on equity from continuing operations; return on assets including off balance sheet assets; and SG&A efficiency before IDC on owned and managed assets. As required under SEC rules, GATX has provided a reconciliation of those non-GAAP components to the most directly comparable GAAP components, which is available with this release and on our website at www.gatx.com. Financial performance measures disclosed in this press release are meant to provide additional information and insight into historical operating results and the financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation:	Rhonda S. Johnson	312-621-6262

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended
	March 31
	2005	2004
Gross Income
Lease income	$215.7	$187.1
Marine operating revenue	5.9	6.7
Interest income	3.4	8.5
Asset remarketing income	10.4	18.5
Gain on sale of securities	4.9	1.1
Fees	3.6	3.6
Other	13.1	14.7

Revenues	257.0	240.2
Share of affiliates’ earnings	22.9	17.6

Total Gross Income	279.9	257.8

Ownership Costs
Depreciation	51.8	45.1
Interest, net	41.7	38.5
Operating lease expense	43.5	43.7

Total Ownership Costs	137.0	127.3

Other Costs and Expenses
Maintenance expense	49.1	46.3
Marine operating expenses	4.9	5.6
Other operating expenses	10.2	12.7
Selling, general and administrative	38.7	38.2
Reversal of provision for possible losses	(3.2)	(1.9)
Asset impairment charges	2.1	.1
Fair value adjustments for derivatives	(2.1)	(1.1)

Total Other Costs and Expenses	99.7	99.9

Income from Continuing Operations before Income Taxes	43.2	30.6
Income Taxes	14.8	10.9

Income from Continuing Operations	28.4	19.7
Discontinued Operations	—	3.2

Net Income	$28.4	$22.9

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended
	March 31
	2005	2004
Per Share Data
Basic:
Income from continuing operations	$.57	$.40
Income from discontinued operations	—	.06

Total	$.57	$.46

Average number of common shares (in thousands)	49,637	49,258

Diluted:
Income from continuing operations	$.52	$.38
Income from discontinued operations	—	.06

Total	$.52	$.44

Average number of common shares and common share equivalents (in thousands)	60,598	54,779

Dividends declared per common share	$.20	$.20

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31	December 31
	2005	2004
Assets

Cash and Cash Equivalents	$58.5	$63.4
Restricted Cash	60.7	60.0

Receivables
Rent and other receivables	71.6	77.0
Finance leases	306.4	285.9
Loans	79.0	89.2
Less – allowance for possible losses	(19.4)	(22.1)

	437.6	430.0

Operating Lease Assets, Facilities and Other
Rail	3,622.4	3,847.9
Air	1,607.0	1,704.1
Specialty	64.3	65.4
Other	213.5	212.3
Less – allowance for depreciation	(1,905.9)	(1,924.1)

	3,601.3	3,905.6
Progress payments for aircraft and other equipment	20.4	20.0

	3,621.7	3,925.6

Investments in Affiliated Companies	793.8	718.6
Goodwill, Net	90.7	93.9
Other Investments	74.0	79.0
Other Assets	235.2	242.4

	$5,372.2	$5,612.9

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$254.2	$378.2

Debt
Commercial paper and bank credit facilities	19.6	72.1
Recourse	2,730.7	2,887.1
Nonrecourse	92.0	93.5
Capital lease obligations	72.5	79.4

	2,914.8	3,132.1

Deferred Income Taxes	726.5	721.0
Other Liabilities	390.2	300.7

Total Liabilities	4,285.7	4,532.0
Total Shareholders’ Equity	1,086.5	1,080.9

	$5,372.2	$5,612.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
First Quarter 2005
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated
Gross Income
Lease income	$178.3	$29.8	$7.6	$—	$215.7
Marine operating revenue	—	—	—	5.9	5.9
Interest income	—	.1	1.8	1.5	3.4
Asset remarketing income	6.9	1.0	2.5	—	10.4
Gain on sale of securities	—	—	4.9	—	4.9
Fees	.5	2.2	.9	—	3.6
Other	15.2	.2	(.4)	(1.9)	13.1

Revenues	200.9	33.3	17.3	5.5	257.0
Share of affiliates’ earnings	3.1	10.4	9.4	—	22.9

Total Gross Income	204.0	43.7	26.7	5.5	279.9

Ownership Costs
Depreciation	35.1	15.7	1.0	—	51.8
Interest, net	22.6	13.3	4.9	.9	41.7
Operating lease expense	42.0	.5	1.1	(.1)	43.5

Total Ownership Costs	99.7	29.5	7.0	.8	137.0

Other Costs and Expenses
Maintenance expense	48.2	.4	.5	—	49.1
Marine operating expenses	—	—	—	4.9	4.9
Other operating expenses	8.1	.4	1.7	—	10.2
Selling, general and administrative	18.0	6.7	1.9	12.1	38.7
Reversal of provision for possible losses	(.8)	(.3)	(1.4)	(.7)	(3.2)
Asset impairment charges	1.0	—	1.1	—	2.1
Fair value adjustments for derivatives	—	—	(.3)	(1.8)	(2.1)

Total Other Costs and Expenses	74.5	7.2	3.5	14.5	99.7

Income (Loss) from Continuing Operations before Income Taxes	29.8	7.0	16.2	(9.8)	43.2
Income Tax Provision (Benefit)	9.8	2.2	6.2	(3.4)	14.8

Income (Loss) from Continuing Operations	$20.0	$4.8	$10.0	$(6.4)	$28.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
2004 First Quarter
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated

Gross Income
Lease income	$159.4	$20.6	$7.1	$—	$187.1
Marine operating revenue	—	—	—	6.7	6.7
Interest income	—	.1	8.4	—	8.5
Asset remarketing income	4.4	.2	13.9	—	18.5
Gain on sale of securities	—	—	1.1	—	1.1
Fees	1.0	1.7	.9	—	3.6
Other	13.1	.7	.1	.8	14.7

Revenues	177.9	23.3	31.5	7.5	240.2
Share of affiliates’ earnings	3.8	9.2	4.6	—	17.6

Total Gross Income	181.7	32.5	36.1	7.5	257.8

Ownership Costs
Depreciation	30.2	13.8	1.1	—	45.1
Interest, net	16.8	9.3	7.5	4.9	38.5
Operating lease expense	41.7	1.0	1.0	—	43.7

Total Ownership Costs	88.7	24.1	9.6	4.9	127.3

Other Costs and Expenses
Maintenance expense	45.9	.2	.2	—	46.3
Marine operating expenses	—	—	—	5.6	5.6
Other operating expenses	11.0	.4	1.2	.1	12.7
Selling, general and administrative	16.5	5.4	2.9	13.4	38.2
Provision (reversal) for possible losses	.2	(.4)	(1.7)	—	(1.9)
Asset impairment charges	—	—	.1	—	.1
Fair value adjustments for derivatives	—	—	(1.1)	—	(1.1)

Total Other Costs and Expenses	73.6	5.6	1.6	19.1	99.9

Income (Loss) from Continuing Operations before Income Taxes	19.4	2.8	24.9	(16.5)	30.6
Income Tax Provision (Benefit)	6.7	.8	9.0	(5.6)	10.9

Income (Loss) from Continuing Operations	$12.7	$2.0	$15.9	$(10.9)	$19.7

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	3/31/2005	12/31/2004	3/31/2004
Total Continuing Assets, Excluding Cash (a)	$6,580.8	$6,726.8	$6,390.9
Reservable Assets	457.0	452.1	495.3

Investment Volume	94.3		104.6

Allowance for Losses	19.4	22.1	43.3
Allowance for Losses as a Percentage Of Reservable Assets	4.2%	4.9%	8.7%

Net Charge-Offs and Asset Impairments and Write-Downs	1.8		.1
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets	.1%		0%

Non-performing Investments	49.4	57.2	74.0

Capital Structure
Short-term Debt, Net of Unrestricted Cash	(38.9)	8.7	(216.8)
Long-term Debt:
On Balance Sheet
Recourse	2,730.7	2,887.1	2,866.0
Nonrecourse	92.0	93.5	97.9

Off Balance Sheet
Recourse	1,018.7	937.3	935.3
Nonrecourse	309.7	311.4	310.9

Capital Lease Obligations	72.5	79.4	107.6

Total Net Debt Obligations	4,184.7	4,317.4	4,100.9
Total Recourse Debt	3,783.0	3,912.5	3,692.1
Shareholders’ Equity and Allowance for Losses	1,105.9	1,103.0	943.1
Recourse Leverage	3.4	3.5	3.9

Asset Remarketing Income
Disposition gains on owned assets	8.0		17.4
Residual sharing fees	2.4		1.1

	10.4		18.5

Railcar Data		Full Year
North American Fleet Utilization	98%	98%	94%

Beginning Fleet Size	106,819	105,248	105,248
Additions	914	6,236	1,269
Scrapped/Sold	(1,027)	(4,665)	(1,729)

Ending Fleet Size	106,706	106,819	104,788

          (a) Includes Off Balance Sheet Assets

GATX CORPORATION AND SUBSIDIARIES
FINANCIAL PERFORMANCE MEASURES (UNAUDITED)
(In Millions)

Financial Performance Measures:
Ratios are based on continuing operations and are shown for the trailing 12-months ended:

	March 31
	2005	2004
Return on equity	16.8%	9.6%
Return on assets	2.5%	1.2%
SG&A efficiency ratio	1.75%	1.69%

The 2005 12-month trailing return measures were positively affected by 2004 non-operating events including the gain from the sale of the Staten Island property, insurance recoveries and other tax benefits.

Definitions:
Return on equity:	Income from continuing operations divided by average total shareholders’ equity.
Return on assets:	Income from continuing operations divided by average total on and off balance sheet (owned) assets.
SG&A efficiency ratio:	Selling, general and administrative expenses (SG&A) before capitalized initial direct costs (IDC) divided by average total owned and managed assets. IDC are expenses incurred by GATX to originate new leases and loans which are deferred and amortized over the term of the lease or loan.

Reconciliation of Non-GAAP Components used in Computation of Financial Performance Measures:

	12 Months Ended
	March 31
	2005	2004
Income from continuing operations	$167.2	$81.1

SG&A expenses	$163.8	$166.4
IDC	2.4	2.2

SG&A before IDC	$166.2	$168.6

	3/31/05	3/31/04	3/31/03

On balance sheet assets from continuing operations	$5,372.2	$5,428.6	$5,723.9
Off balance sheet assets from continuing operations	1,328.4	1,246.2	1,307.9

Total on and off balance sheet (owned) assets from continuing operations	$6,700.6	$6,674.8	$7,031.8
Managed assets from continuing operations	2,705.4	2,945.3	3,297.8

Total owned and managed assets from continuing operations	$9,406.0	$9,620.1	$10,329.6

Shareholders’ equity	$1,086.5	$899.8	$789.1

Financial performance measures disclosed in this press release are meant to provide additional information and insight into historical operating results and the financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. GATX presented return on assets, including off balance sheet assets, because it believes that incorporating off balance sheet assets, primarily railcars financed with operating leases, results in a more accurate measure of the return GATX receives on assets in which it has an ownership-like interest. The SG&A efficiency ratio as presented is a more accurate measurement of actual SG&A incurred for the year as it relates to the underlying owned and managed assets, an asset base which is more reflective of the support services and administrative activities performed for both GATX and its customers. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.